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                                                                   Exhibit 10.35


AGREEMENT AND GENERAL RELEASE

MANUFACTURERS' SERVICES LTD., 300 BAKER AVENUE, CONCORD MASSACHUSETTS 01742,
        ITS AFFILIATES, SUBSIDIARIES, DIVISIONS, SUCCESSORS AND ASSIGNS, AND THE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS THEREOF (COLLECTIVELY REFERRED TO THROUGHOUT THIS AGREEMENT AS "EMPLOYER"), AND ROBERT E. DONAHUE, ("EMPLOYEE") AGREE THAT:

                  1. LAST DAY OF EMPLOYMENT. Employee's last day of employment with Employer shall be March 29, 2002. All benefit plans in which Employee participates remain in effect until that date.

                  2. TERMINATION DATE. Employee's termination date shall be March 29, 2002 (the "Termination Date").

                  3. CONSIDERATION. In exchange for Employee's agreement to the terms of this Agreement and General Release ("Agreement"), Employer shall consider Employee's separation of employment to be a resignation. Following Employee's resignation from his employment with Employer, Employer will provide Employee with the following consideration only after Employee reaffirms in writing, in the form attached hereto as Exhibit A, his prior agreement to the terms of this Agreement within twenty-one (21) days following the termination of Employee's employment with Employer, and does not revoke his written affirmation within seven (7) days of signing (the "Effective Date").

                  a. Employer shall pay Employee salary continuation for a twelve (12) month period following the Termination Date, for a total sum of $650,553, less lawfully required and voluntarily-authorized deductions. The total payments represent Employee's current base salary of $325,000 and FY2000 bonus earnings (including Employee's Target Bonus and Super Achievement Bonus earned during the prior year). This amount will begin to be paid following receipt of the letter from Employee in the form attached hereto as Exhibit A and in accordance with MSL's payroll practices and procedures (twenty-six (26) bi-weekly installments) and shall terminate in the event of any material breach by Employee of the Agreement with Respect to Confidential Information and Inventions and Non-Competition (the "Non-Competition Agreement") that Employee entered into with Employer on June 17, 1997. Employer shall also pay Employee a base salary of $12,500 on a bi-weekly basis for the period from December 31, 2001 through March 29, 2002. Employer shall also pay Employee a prorated 2002 bonus (90% of Employee's base salary) at 100% in a lump sum payment made in the first payroll period after the Effective Date of this Agreement. Employer shall also pay Employee a FY2001 bonus if such bonuses are earned by Employee and paid by Employer.



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                  b.  If Employee elects to continue medical and dental coverage under Employer's medical and dental plans in accordance with the continuation requirements of COBRA, Employer will pay for the associated COBRA costs through September of 2003. For the period from October of 2003 through March of 2004, Employer will reimburse Employee for costs associated with Employee's family health, dental and vision insurance. This benefit is estimated to cost Employer approximately $905.00 per month. To initiate COBRA, Employee must return the COBRA communication that will be forwarded, by The Stanton Group, to Employee's home address. Employee's current medical and dental benefits will continue until March 31, 2002.

                  c. Employee will be paid all unused vacation as of March 29, 2002 in the first paycheck following Employee's termination date.

                  d. Employee's participation in Employer's short- and long-term disability insurance plans will terminate on March 29, 2002. Employer will reimburse Employee for premiums associated with the purchase of private disability insurance policy at the same level as the Employer Plan for the period from April of 2002 until March of 2004, in an amount not to exceed $7,000 per annum.

                  e. Employer will reimburse Employee for the premium payments on Employee's Lincoln Benefit Life Company policy 0100325565 through March of 2004, in an amount not to exceed $7,000 per annum in 2002 and 2003, and a prorata portion of such amount in 2004.

                  f. Employee's current Company stock options, which are scheduled to vest on or before March 29, 2003, shall become vested on January 1, 2002.

                  g. Employee shall have twelve (12) months from the Termination Date to exercise all vested options.

                  h. All restrictions stated in the Amended and Restated Stockholders Agreement dated June 2000 regarding Sale of Company Stock will be removed as of January 1, 2002

                  4. NO CONSIDERATION ABSENT EXECUTION OF THIS AGREEMENT. Employee understands and agrees that he would not receive the monies and/or benefits specified in paragraph "3" above, except for his execution of this Agreement and General Release and the fulfillment of the promises contained herein.

                  5. REVOCATION. Employee may revoke this Agreement for a period of seven (7) days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to James N. Poor and state, "I hereby revoke my acceptance of our


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Agreement and General Release." The revocation must be personally delivered to
James N. Poor or his designee, or mailed to:

              Mr. James N. Poor
              Manufacturers' Services Ltd
              300 Baker Ave Suite 106
              Concord, MA 01742

If Employee mails a revocation, it must be postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the Effective Date (as defined above). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

                  6. GENERAL RELEASE OF CLAIMS. Employee knowingly and voluntarily releases and forever discharges Employer, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as "Employer"), of and from any and all claims, known and unknown, which the Employee has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of;


         o  The National Labor Relations Act, as amended;

         o  Title VII of the Civil Rights Act of 1964, as amended;

         o Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

         o  The Employee Retirement Income Security Act of 1974, as amended;

         o  The Immigration Reform Control Act, as amended;

         o  The Americans with Disabilities Act of 1990, as amended;

         o  The Age Discrimination in Employment Act of 1967, as amended;

         o  The Fair Labor Standards Act, as amended;

         o  The Occupational Safety and Health Act, as amended;

         o  The Massachusetts Law Against Discrimination, G.L. c. 151B,

         o  The Massachusetts Wage and Hour Laws, G.L. c. 151;

         o  The Massachusetts Civil Rights Act, G.L. c. 93;

         o  The Massachusetts Privacy Statute, G.L. c. 214, section 1B;

         o The Massachusetts Wage Payment Statute, G.L. c. 149, section 148 et seq.;


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         o  The Massachusetts Sexual Harassment Statute, G.L. c. 214
            section 1C;

         o  The Massachusetts Consumer Protection Act, G.L. c. 93A;

         o  The Massachusetts Civil Rights Act, G.L. c. 12, section 11;

         o  The Massachusetts Equal Rights Act, G.L. c. 93;

         o  Equal Pay Law for Massachusetts, as amended;

         o Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

         o  Any public policy, contract, tort, or common law; or

         o Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

The Employer shall, upon receipt of Exhibit A executed by the Employee, on behalf of the Employer, its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof, knowingly and voluntarily release and forever discharge Employee of and from any and all claims, known and unknown, which the Employer has or may have against Employee arising out of his employment with Employer as of the Employer's receipt of Exhibit A executed by Employee following the Termination Date, except as to the matter of In Re Initial Public Offering Securities
Litigation: Don Stearne on behalf of himself and all others similarly situated vs. Manufacturers' Services Ltd; Kevin Melia, Robert Donahue, Bank of America Securities LLC and et al, docket number 01 CV11000SAS, which is currently pending in the United States District Court for the Southern District of New York and in which Employee is individually named as a defendant.

                  7. AFFIRMATIONS. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

Employer affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employee in any forum or form.

                  8. CONFIDENTIALITY. Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to an attorney and/or tax advisor with whom Employee chooses to consult regarding his consideration of this Agreement.


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Employer agrees not to disclose any information regarding the existence or substance of this Agreement, except as required by law (I.E., court order, SEC filings, etc.) and/or if disclosure is required in the opinion of Employer's counsel.

                  9. COOPERATION. Employee shall reasonably cooperate with Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Employer which relate to events or occurrences that transpired while Employee was employed with Employer. Employee's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer. During and after Employee's employment, Employee shall also reasonably cooperate with Employer in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation relates to events or occurrences that transpired while Employee was employed with Employer. Employee further agrees to execute and deliver to Employer any security and other agreements, instructions, statements, certificates, replacement option grants, or other documents, and take any and all such other actions that relate to matters that were within the scope of Employee's authority while he was an employee or officer of Employer, as may be requested by Employer, to effect, confirm or further assure or protect the Employer's interests. Employer will reimburse Employee for all documented out-of-pocket expenses necessarily incurred as a result of such cooperation, including travel, lodging and meals. The consideration to be paid in accordance with this Agreement shall terminate in the event of Employee's failure to cooperate as required under this paragraph.

                  10. NO FUTURE APPLICATION FOR EMPLOYMENT. Employee shall not apply in the future for employment with Employer.

                  11. GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. In the event the Employee breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

                  12. NONADMISSION OF WRONGDOING. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind. Employee further agrees that he will not disparage Employer by stating, suggesting, implying, doing or saying anything that could in any way be harmful to the business interests or good will of Employer.

Employer agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employee of any liability or unlawful conduct of any kind. Employer further agrees that it will cause


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authorized Employer spokespersons and executive officers in the course of performance of their duties for the Employer, not disparage Employee by stating, suggesting, implying, doing or saying anything that could in any way be harmful to the business or personal interests of Employee.

                  13. AMENDMENT. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

                  14. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

                  EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED IN WRITING THAT HE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

                  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN PARAGRAPH "3" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

                  IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily-executed this Agreement and General Release as of the date set forth below:

Employee                                 Manufacturers' Services Ltd.


/s/ Robert E. Donahue                       By: /s/ Kevin C. Melia
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Robert E. Donahue                           Kevin C. Melia
                                            Chairman and CEO


12/26/01                                    12/26/01
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Date                                        Date


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